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                 EXHIBIT 10-IX - SOUTH LAKESIDE PROSPECT AGREEMENT

                                 SHARON ENERGY LTD.
                     SUITE 220, 5995 GREENWOOD PLAZA BOULEVARD
                                ENGLEWOOD, COLORADO
                                   U.S.A.   80111

                             BUSINESS:  (303) 694-4920
                             FACSIMILE:  (303) 773-9057

February 3, 1998

Clive M. Stockdale
c/o Canaccord Capital Corporation
2200, #609 Granville Street
Vancouver, British Columbia
Canada
V7Y 1H2

Dear Clive:
This is to confirm our agreement to provide you with, or arrange for the provision to you of, the funds necessary to exercise your option (the "Orbit Option") to acquire a 10% working interest in approximately 2,982 gross acres subject to oil and gas leases located in Cameron Parish, Louisiana and referred to as the South Lakeside Prospect. The Orbit Option is provided for in an agreement between you and Orbit Oil & Gas Inc. ("Orbit") dated January 7, 1998 (the "Orbit Agreement"), a copy of which is appended hereto as Schedule "A". Orbit has represented in the Orbit Agreement that it has acquired a 50% working interest in the South Lakeside Prospect pursuant to an agreement between Orbit and Oilexco Incorporated, The Wiser Oil Company, CMS NOMECO Oil & Gas Co., Atlas Energy Group, Inc., NuGas Resources (U.S.) Inc. and FCP Petroleum Inc. dated November 27, 1997 (the "Oilexco Agreement"), a copy of which is attached hereto as Schedule "B", of which it has assigned a 20% interest to Diaz Resources Ltd., and retained the remaining 30%. The oil and gas leases comprising the South Lakeside Prospect (the "Leases") are described in Schedule "A" to the Oilexco Agreement.
Pursuant to the Orbit Option, you may acquire a 10% working interest in the Leases by providing Orbit with notice of your intent to exercise the Orbit Option, together with your cheque in the amount of U.S. $584,844 (the "Option Price") on or before March 6, 1998 (the "Exercise Date"). The Option Price will be subject to adjustment as provided in the Orbit Agreement, depending on the interest Orbit is able to acquire in the Louisiana State Lease referred to therein.
As you know, it is our intention to raise a portion of the funds necessary for you to exercise the Orbit Option through a private placement (the "Private Placement") of our equity securities through Canaccord Capital Corporation ("Canaccord"), as agent. As you also know, Canaccord has advised us it will be able to raise a maximum of Cdn. $700,000 by way of the Private Placement. It is our intention to arrange for the provision of the balance of the Option Price to you by a third party.
Our agreement is as follows:

     1. We will provide you with our cheque in the amount of some or all of the Option Price, as it may be adjusted (the "Sharon Funds"), and will arrange for the provision to you of a cheque or cheques in the amount of the balance of the Option Price by a third party or parties (the "Third Party Funds"), on or before March 3, 1998 (the "Termination Date");

     2. Forthwith upon receipt of the Sharon Funds and the Third Party Fundson or before the Exercise Date, you will provide Orbit with written notice of your intent to exercise the Orbit Option and your cheque in the amount of the Option Price, and take all other measures and execute all other documents as we, acting reasonably, may consider necessary in order for you to validly exercise the Orbit Option. You will use the Sharon Funds and the Third Party Funds for no other purpose whatsoever; and
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     3.   Forthwith upon conveyance of a 10% working interest in the Leases to you by Orbit, you will take all such measures and execute all such documents as we, acting reasonably, consider necessary to convey such interest to Sharon Resources, Inc., or as we may otherwise direct.

In consideration of our entry into this Agreement, you will not:

     1. Exercise the Orbit Option prior to the Termination Date, unless we have provided you with the Sharon Funds and the Third Party Funds have been provided to you; or

     2. Assign or otherwise transfer the Orbit Option to any party apart from us, unless we have failed to provide you with the Sharon Funds, or the Third Party Funds have not been provided to you, by 5:00 p.m. (Vancouver time) on the Termination Date.

Our agreement is subject to the following conditions precedent:

     1. the Vancouver Stock Exchange will have provided to us such approval as may be necessary for the Private Placement and the provision of the Sharon Funds to you on or before 5:00 p.m. (Vancouver time) on that day which falls three business days before the Termination Date;

     2. The Private Placement will fully close on or before that day which is one business day before the Termination Date;

     3. We shall be satisfied, acting reasonably, with the state of title to the Leases; and

     4. We shall be satisfied, acting reasonably, with the form and substance of Joint Operating Agreements concerning the Leases to be prepared by Orbit.

In consideration of your entry into this Agreement, we will indemnify and save you harmless from and against all legal proceedings or actions to which you may be subject as a result of your entry into this Agreement and consummation of the transactions described herein, and all costs, losses, damages or liabilities which you may incur or suffer as a result of such legal proceedings or actions. If the foregoing accurately reflects our agreement, would you please sign the enclosed copy of this letter in the space provided below, and return it to us at the above address.

Yours truly,
SHARON ENERGY LTD.
Per:
 /s/ Jack S. Steinhause
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Jack S. Steinhauser

The foregoing accurately reflects our agreement

 Clive M. Stockdale
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Clive M. Stockdale